As filed with the Securities and Exchange Commission on ________________________.	Registration No. ________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTBINGO.COM
 (Name of small business issuer in its charter)

Nevada (State or Other Jurisdiction of Organization)	7900 (Primary Standard Industrial Classification Code)	88-0256854 (IRS Employer Identification #)

FIRSTBINGO.COM 488 Huron Street Toronto, Ontario Canada M5R 2R3 (416) 281-3335 (Address and telephone of registrant's executive office)	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

EARLIER REGISTRATION STATEMENT SEC FILE NO. 333-86466

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share		Aggregate Offering Price	Registration Fee [1]
Common Stock:	3,000,000		$2.65	$7,950,000	$731.40
	7,343,094		$1.95	$14,319,034	$1,317.36
Total:	10,343,094	$		$22,269,034	$2,048.76

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

FIRSTBINGO.COM
Shares of Common Stock
No Minimum - 3,000,000 Shares Maximum

We are offering up to a total of 3,000,000 shares of common stock on a self-underwritten basis, no minimum, 3,000,000 shares maximum. We may raise nothing. The offering price is $2.65 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of up to 270 days from the effective date. We reserve the right to terminate the offering at any time prior to the end of the 270 days and retain all money we receive.

Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol FBGO.

Our common stock will be sold by our officers and directors. Some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling up to 7,343,094 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

If we fail to raise $50,000.00 from this offering, we may have to cease operations within 4 months if our officers and directors are unwilling to loan or advance us any capital.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Price Per Share	Aggregate Offering Price	Proceeds to Us	Proceeds to Selling Shareholders
Common Stock (Minimum)	$0.00	$0.00	$0.00	$0.00
Common Stock (Maximum)	$2.65	$7,950,000	$7,880,000	$14,319,034

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is ____________________.

TABLE OF CONTENTS

Page No.
Summary of Prospectus	5
Risk Factors	6

Risks associated with Firstbingo:	6

1	Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease operations.	6
2	We lack an operating history and have losses which we expect to continue into the future.	6
3	We have to generate an interest in our website, If we can't do that, we will not generate revenues and will have to go out of business	7
4	Our business plan has not been implemented. If it is not implemented, we will cease operations.	7
5	We are dependent upon an outside technical supplier. If it ceases operations or is unwilling to provide services to us, we may have to cease operations	7
6	Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.	8
7	Your investment will be immediately diluted which means that the book value of your shares will be less than what you paid for them.	8

Risks associated with this offering:	8

8	Because there is a limited public trading market for our common stock, you may not be able to resell you stock.	8
9	Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.	8
10	Because we are a penny stock, you may not be able to resell your shares.	9

Use of Proceeds	9
Determination of Offering Price	12
Capitalization	13
Dilution of the Price You Pay for Your Shares	14
Plan of Distribution; Terms of the Offering	17
Business	20
Managements Discussion and Analysis of Financial Condition and Results of Operations	27
Management	31
Executive Compensation	33
Principal and Selling Shareholders	38
Description of Securities	39
Certain Transactions	41
Litigation	41
Experts	41
Legal Matters	42
Financial Statements	42

SUMMARY OF OUR OFFERING

Our Business

Since October 2000, we have been in the start-up stage. We have developed and tested a game called Trivia Bingo which will be played on our Internet website. We have developed and tested our game, but we have not started revenue generating operations.

We have net accumulated losses of $16,153,430 for December 31, 2002 through our most recent auditing period and net accumulated losses of $16,379,579 through June 30, 2003, our most recent interim stub period. We have assets of $148,758. Our auditors have issued a going concern opinion for us.

We are controlled by two individuals who devote only part of their time to our operations and have no experience in the Internet game industry. We expect to need additional capital beyond what is raised by this offering. We have no agreements to provide advertising on our website and accordingly, there is no assurance that we will be able to generate revenues in the future.

Our administrative office is located at 488 Huron Street, Toronto, Ontario, Canada M5R 2R3 and our telephone number is (416) 281-3335 Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering:

Securities being offered by us	Up to 3,000,000 shares of common stock, par value $0.001 per share.
Securities being offered by the selling shareholders	7,343,094
Offering price per share	$2.65
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	From zero to approximately $7,880,000
Net proceeds to selling shareholders	From zero to approximately $14,319,034
Use of proceeds	We will use the proceeds to pay for web-site development; game development; marketing; and, working capital.
Number of shares outstanding before the offering	7,957,125
Number of shares outstanding after the offering if all of the shares are sold*	10,957,125

*   Includes 6,000,000 shares issued subsequent to the financial statements at June 30, 2003.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

		Six months ended June 30, 2003 (Unaudited)		Six months ended June 30, 2002 (Unaudited)		Year ended December 31, 2002 (Audited)		Year ended December 31, 2001 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity (Deficit)	$ $ $	123,506 798,407 (674,902)	$ $ $	165,100 200,321 (35,221)	$ $ $	144,113 629,649 (485,536)	$ $ $	1,540,176 805,549 734,627
Income Statement Revenue Total Expenses Net Loss	$ $ $	- 226,149 (226,149)	$ $ $	- 1,688,943 (1,688,943)	$ $ $	0 2,296,757 (2,296,757)	$ $ $	10,000 584,337 (574,337)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Firstbingo:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $150,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in 1990 as Vista Medical Terrace. In May 1999, we changed our business purpose to Internet Trivia and television Trivia Bingo. We have made plans and spent money developing and testing our Internet Trivia Bingo game, but have not had the capital to start actual operations. The Internet website where the game is located does not contain any advertising, and although it is available for revenue generating operations, is not generating any revenues from operation at this time. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $16,379,579. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to complete our plan of operations
*	our ability to locate customers who will participate in our games
*	our ability to locate people who will buy advertising from us
*	our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods. We anticipate that our operating losses in year 2003 will be approximately $500,000. This will happen because there are expenses associated with starting operations. The expenses are related to running day to day operations, development, and marketing our products. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have to generate interest in our website after we have obtained advertisers. If we can't do that, we will not generate revenues and will have to go out of business.

We will sell space to advertisers in order to generate revenues. Although we have tested our web-site, we have no advertisers. Since we have no advertisers, we are not generating revenues. In order to attract advertisers, we believe we will have to show them that their advertising will be viewed by customers. Our customers will be individuals who have discovered our website via search engines, by word of mouth from other players, and by players who participated in our test. In order to attract advertisers and customers, we have budgeted $1,970,000 for promoting our website to potential customers and advertisers. We plan to spend the money for marketing. Our success depends on our ability to generate significant interest in our website. If we cannot generate the interest in our website, we will not be able to generate revenues and we will have to go out of business.

4. Our business plan has not been implemented. If it is not implemented, we will cease operations.

While we have plans to conduct operations, as of the date hereof we have not initiated or implemented our proposed business in any manner other than the discussion of its proposed business plan and preparation in anticipate of operations beginning. If our plan is not implemented, we will have to cease operations.

5. We are dependent upon an outside technology supplier. If it cease operations or is unwilling to provide services to us, we may have to cease operations.

We are dependent upon an outside technology supplier for the preparation and creation of our web site and Trivia Bingo game. We have selected MENTE, Inc. as our technology supplier. It is obligated to maintain our website for the balance of 2003 . The unavailability of such services may cause us to cease operations.

6. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.

Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. Mr. Wachter our president and chief financial officer will be devoting 40% of his time to our operations and Mr. Sheppard our chief executive officer and secretary will be devoting 25% of his time to our operations. We have no employees besides Messrs Wachter and Sheppard and we have no current intention of hiring additional personnel in the immediate future. Once the website is generating revenues, we intend to subcontract the website operations to an independent third party operator who has not been designated at this time.

7. Your investment will be immediately diluted which means that the book value of your shares will be less than what you paid for them.

Your investment will be immediately diluted from the $2.65 offering price to $0.14 if 25% of the shares are sold or to $0.66 if 100% of the shares are sold. These means that the book value of your shares will be substantially less than what you paid for them. Book value is what you would receive for your shares if we were liquidated.

Risks associated with this offering:

8. Because there is a limited public trading market for our common stock, you may not be able to resell you stock.

There is currently a limited public trading market for our common stock on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol FBGO. Therefore the sale of a small amount of stock could cause the market price of the common stock to go down. If the price goes down to zero, you may be unable to sell your shares or you will have to locate a buyer and negotiate your own sale.

9. Because there is no minimum number of shares that must be sold, we will not refund any money to you even if we don't raise enough money to start operations.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start revenue generating operations. We believe that we will need $500,000 from this offering to do so. Under no circumstances will any money be refunded to you. If we cannot raise enough money from this offering to begin generating revenues, we will cease operations permanently or until such time as we have adequate funds to start revenue generating operations.

10. Because we are a penny stock, you may not be able to resell your shares.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may not be able to resell your shares. This is because the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker/dealers who sell our securities to persons other than accredited investors. As a result, fewer broker/dealers are willing to make a market in our stock.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis - no minimum basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% at an estimated offering price of $2.65 per share.

25%	50%	75%	100%

Gross proceeds Offering expenses Net proceeds	$ $ $	1,987,500 70,000 1,917,500	$ $ $	3,975,000 70,000 3,905,000	$ $ $	5,962,500 70,000 5,892,500	$ $ $	7,950,000 70,000 7,880,000

The net proceeds will be used as follows:

Web-site development Game development Marketing Salaries to officers Working capital	$ $ $ $ $	191,750 608,750 479,375 350,000 287,625	$ $ $ $ $	390,500 1,602,500 976,250 350,000 585,750	$ $ $ $ $	589,250 2,596,250 1,473,125 350,000 883,875	$ $ $ $ $	788,000 3,590,000 1,970,000 350,000 1,182,000

Proceeds will be first used to pay the offering expenses, then for the web site development; game development; marketing; salaries to officers; and, working capital in that order. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

If less than $70,000 is raised in this offering, the money will be paid in the following order: (1) legal services; (2) accounting fees; (3) fees due the transfer agent; and, (4) printing expenses.

Web-site development

FirstBingo's web-based Trivia Bingo game is a sponsor driven web-site that generates its revenue through advertising revenue. As such, the web site requires constant updating to meet the needs and requirements of the various regional, national and international sponsors and advertisers. This requires significant technical expertise as well in order to ensure the delivery of the game over the internet. In addition, the manner in which the game is presented over the Internet is constantly changing requiring constant technical updates and reviews. The website is complete. Furthermore, new technical configurations for the game must be designed and implemented for each new sponsor or advertiser. The website is currently completed. Configurations for advertisers will have to be made as we acquire advertisers. The cost of the initial configuration for an advertiser will be included in the initial advertising fee. We will charge additional fees for subsequent reconfigurations.

1.	Web coordinators working with sales team, architects, senior programmers, programmers, developers and technicians	$350,000
2.	Out source contracts for new initiatives such as, Wap (wireless application protocol).	$250,000
3.	Equipment: computer and software	188,000
	TOTAL	$788,000

Game development

The development of the TriviaBingo game consists of several different but complimentary facets. FirstBingo is currently developing the web-based TriviaBingo game, a TriviaBingo CD game, TriviaBingo video terminals and a television game show designed around the trivia bingo format currently being utilized on the web. The web-based TriviaBingo game is the most developed at this stage, however constant changes and refinements are needed to ensure the best delivery of the game to internet users. In addition, given the continual changes to the internet, there are constant technical and artistic changes necessary. FirstBingo intends to expend a portion of its proceeds to further develop the TriviaBingo CD and Video Game terminal game technologies. Both the TriviaBingo CD and Video Game terminals are in a pre-development phase and will be immediately advanced to the development and production phase once the investment proceeds are raised. Over the next several months, FirstBingo will continue to develop its TriviaBingo television game-show. FirstBingo will use a portion of the investment proceeds to complete a television game-show pilot for marketing and promotional purposes. FirstBingo will use further investment proceeds to produce 26 - 30 minute television TriviaBingo game show episodes for resale to network syndication groups.

Independent consultants have advised us that the costs related to the production and development of the television TriviaBingo game show are estimated to be $3,000,000.

1.	Production of a Network Quality Pilot	$150,000
2.	Engage T.V. Distribution to complete Station Group Syndication of 85% US Market	$350,000
3.	Production of 26 X 5 = 130 shows at 30 minutes In length @ $23,000.00 per show	2,990,000
	TOTAL	$3,590,000

The proceeds for game development will be used in the order set forth above.

Revenues are normally received 60 days after the show is aired.

Marketing

Marketing and promotional expenses are expected to be significant in the early stages of the development of the various TriviaBingo products. In addition, once the products are in their final stage of development, further marketing and promotional expenses will be incurred in order to continue to attract advertisers and sponsors.

The marketing of the online products, television and other properties will require numerous ongoing support initiatives and web-enabled upgrades, for example:

1.	We intend to launch a pay-for-play WAP (Wireless Application Program) enabling our game to be played on a cell phone.
2.

We intend to continue to market our Internet Trivia Bingo to multi media user [newspaper, television and internet] providers as a convergence tool in order to drive traffic from one media channel to another within a closed distribution network.

3.

We intend to sell this product to small to medium-sized corporations operating only in the Internet medium. Initially, sales initiatives will take place in majority market so as to maximize potential returns, however, the application once proven we believe has substantial versatility in small and medium markets, as we have the ability to direct target marketing campaigns on focused groups.

1.	Marketing of WAP Programs.	$400,000
2.	Marketing of CD-Rom Game, Board Game, Video Lottery Terminals	370,000
3.	Web based marketing initiatives of media assets of our own site, partnership programs and print media publishers.	1,200,000
	TOTAL	$1,970,000

Salaries to Officers

We intend to use $350,000 of the proceeds of this offering to pay our salaries to our officers in 2003 .

Working Capital

Working capital is the cost related to office operations. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and salaries for non-executive clerical personnel.

1.	Salaries: management salaries, additional staff, training, accountants, sales staff, it professionals, web sites developers, architects, planners, service personnel	$659,000
2.	Additional office space of approx. 7800 sq ft @ $35	273,000
3.	Equipment including computers, cell-phones, phone contracts, digitals cameras, faxes pagers, Palms, scanners, software, wireless devices, office hardware and supplies, internet service provider contract	250,000
	TOTAL	$1,182,000

DETERMINATION OF OFFERING PRICE

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol FBGO. The price of the shares has been determined by our board of directors. It was selected because it is close to the current ask price for our shares of common stock. If the best asked price drops below of the offering price in this registration statement, we will have difficulty selling our shares. That is because a purchaser could buy the same shares of common stock in an open market transaction at a lower price that he could in this offering.

Summary trading by quarter for the 2002 and 2001 fiscal years and the first and second quarter of 2003 are as follows:

Fiscal Quarter		High	Low
2003
	Second Quarter First Quarter	6.00 3.20	1.80 1.50
2002
	Fourth Quarter Third Quarter Second Quarter First Quarter	3.25 1.15 3.00 5.25	.84 ..66 ..95 ..75
2001
	Fourth Quarter Third Quarter Second Quarter First Quarter	6.26 20.50 18.75 28.00	1.50 2.50 6.25 4.75

These quotations reflect all changes in capital structure, including the 1 for 25 reverse stock split which occurred on December 31, 2001. They are inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of June 30, 2003, we had 124 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2003, on a historical basis and as adjusted to reflect the sale of the shares.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

As Adjusted After Offering

Actual*	25%	50%	75%	100%

Stockholder's Equity: Common Stock 50,000,000 shares authorized, $0.001 par value 7,957,125 issued and outstanding	$7,957
8,707,125 issued and outstanding		$8,707
9,457,125 issued and outstanding			$9,457
10,207,125 issued and outstanding				$10,207
10,957,125 issued and outstanding					$10,957
Additional Paid-in Capital	$15,834,719	$17,751,469	$19,738,219	$21,724,969	$23,711,70
Deficit accumulated during the development stage	$16,379,579	$16,379,579	$16,379,579	$16,379,579	$16,379,579
TOTAL STOCKHOLDERS' EQUITY	$(536,903)	$1,380,597	$3,368,097	$5,355,597	$7,343,091

*   Included in this table are 6,000,000 shares of common stock issued subsequent to the financial statements. The stock was issued in payment of the Trivia Bingo software technology and patents, which had a cost basis of $138,000. Common stock increased $6,000 and additional paid-in capital increased $132,000. Also total assets and net assets increased $138,000.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of July 15, 2003 the net tangible book value of our shares of common stock was a deficit of $(660,408) or approximately $(0.08) per share based upon 7,957,125 shares outstanding.

Assuming an offering price of $2.65 per share

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 10,957,125 shares to be outstanding will be $7,219,592, or approximately $0.66 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.74 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $0.66 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 27.38% of the total number of shares then outstanding shares for which you will have made a cash investment of $7,950,000, or $2.65 per share. Our existing stockholders will own approximately 72.62% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,842,676, or approximately $1.99 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 10,207,125 shares to be outstanding will be $5,232,092, or approximately $0.51 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.59 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $0.51 per share.

After completion of this offering, if 2,250,000 shares are sold, you will own approximately 22.04% of the total number of shares then outstanding shares for which you will have made a cash investment of $5,962,500, or $2.65 per share. Our existing stockholders will own approximately 77.96% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,842,676, or approximately $1.99 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 9,457,125 shares to be outstanding will be $3,244,592, or approximately $0.34 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.42 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $0.34 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 15.86% of the total number of shares then outstanding shares for which you will have made a cash investment of $3,975,000, or $2.65 per share. Our existing stockholders will own approximately 84.14% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,842,676, or approximately $1.99 per share.

If 25% of the Shares Are Sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 8,707,125 shares to be outstanding will be $1,257,092, or approximately $0.14 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.22 per share without any additional investment on their part. You will incur an immediate dilution from $2.65 per share to $0.14 per share.

After completion of this offering, if 750,000 shares are sold, you will own approximately 8.61% of the total number of shares then outstanding shares for which you will have made a cash investment of $1,987,500, or $2.65 per share. Our existing stockholders will own approximately 91.39% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,842,676, or approximately $1.99 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$2.65
Net tangible book value per share before offering	$(0.08)
Potential gain to existing shareholders per share	$0.74
Net tangible book value per share after offering	$0.66
Increase to present stockholders in net tangible book value per share after offering	$0.74
Capital contributions	$15,842,676
Number of shares outstanding before the offering	7,957,125
Percentage of ownership after offering	72.62%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$2.65
Dilution per share	$1.99
Capital contributions	$7,950,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	27.35%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$2.65
Dilution per share	$2.14
Capital contributions	$5,962,500
Number of shares after offering held by public investors	2,250,000
Percentage of ownership after offering	22.04%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$2.65
Dilution per share	$2.31
Capital contributions	$3,975,00
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	15.86%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$2.65
Dilution per share	$2.51
Capital contributions	$1,987,500
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	8.61%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 3,000,000 shares of common stock on a self-underwritten basis, no minimum, 3,000,000 shares maximum. The offering price is $2.65 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 270 days from the effective date. We are not participating in any manner in the sale of shares by our the selling shareholders.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us. We will not receive any proceeds from the sale of shares by selling shareholders.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "FIRSTBINGO.COM"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Sales by Selling Shareholders

Sales by selling shareholders will be make through broker/dealers at the then current bid price. The selling shareholders' shares will either be acquired by market makers in principal transactions or by individuals in agency trades. Purchasers of the selling shareholders shares will not fill out a subscription agreement.

Previous Offering

Initially, the aforementioned shares of common stock were offered by us from October 11, 2002 to July 8, 2003. We were unable to sell any of the shares. Only one selling shareholder sold any shares. The selling shareholder was Rick Wachter. He sold 50,000 shares and received $163,500 therefrom.

BUSINESS

History

We were incorporated under the laws of the State of Nevada on March 30, 1990, as Vista Medical Terrace, Inc. to engage in the business of medical software.

On March 8, 1997, we forward split our shares of common stock on a 92 for 1 basis.

On May 26, 1999, we changed our name from Vista Medical Terrace to FirstBingo.com and changed our business to Internet Trivia and television Trivia Bingo.

Since then we have developed itswebsite; developed its Trivia Bingo game; developed a CD Rom version of its Trivia Bingo game; and, tested our Trivia Bingo game.

On June 28, 1999, we forward split its shares of common stock on a 2 for 1 basis.

On December 31, 2001, we reverse split our shares on the basis of 1 for 25.

General

We have developed a game called "Trivia Bingo" and website to play Trivia Bingo. Trivia Bingo is played over the Internet and will be free to all participants. We recently tested and are continuing to test Trivia Bingo on our website. We have not generated any revenues and will not generate any revenues until we begin to sell advertising space on Trivia Bingo to advertisers. We have not generated any revenues as of the date of this prospectus. The sale of advertising space on Trivia Bingo is how we will generate revenues.

Trivia Bingo

Trivia Bingo is divided into two divisions. One division is an Internet Trivia Bingo game played on the Internet. The other will be a television game show. The Internet game is operational, though not generating revenues. The television game show is only conceptual.

The Internet Trivia Bingo allows registered users to compete for a variety of prize and cash giveaways. Current prizes consist of clocks, mouse pads, CD cases, watches, stress balls and caps. We gave away one automobile as part of our test of the website. Mr. Richard Wachter personally financed the cost of prizes to the test participants. In the future, we will provide the prizes at our own expense. There is no cost to a player. If and when the television show becomes operational, three Internet Trivia Bingo players will qualify to appear on the television game show.

We recently completed the development of a Beta version of our Internet Trivia Bingo game and Trivia Bingo is now operational on the Internet. Upon receipt of funds from this offering, we will refine and revise our software application. Thereafter, we will begin recruiting advertisers to the website. Our main website is at www.FirstBingo.com. We also maintain a second website at www.triviabingo.com which is used as a feeder page to the main website.

Registration for Internet Bingo

Players already registered with us will click on the "Player" icon and when prompted enter their user name and password. New players will be prompted to click on the "New Player" icon to register as a new player. Players must register in order to be eligible for the cash and prize giveaways and to qualify for an opportunity to participate in television Trivia Bingo.

The Website

Our website is accessible to customers with a minimum hardware configuration consisting of a 486 personal computer with Windows 95 or greater, with 16 MB RAM, 20 MB free hard disk space, a 14,400 modem and a direct PPP Internet connection. All games are provided in a Windows-based, menu driven format with "point and click" interactively.

We monitor the play of Trivia Bingo over the Internet. Our website allows customers to review all terms, rules and conditions applicable to Trivia Bingo and other uses at the site.

Game Instructions

Creating the Bingo Card

Once a new or existing player has logged on to the web-site, a Bingo card is created. The card contains five columns under the letters B I N G O. Each column contains five squares which contain random numbers.

To assist a player in achieving a BINGO, all of the squares in the 3rd row and all of the squares in the column under the letter "N" are covered squares. However, unlike traditional Bingo, the squares are not covered with pennies or blotters, but rather with an advertiser's logo. Advertising logos form what is known as the "Magic Cross". The "Magic Cross" effectively divides the BINGO card into four separate quadrants.

We randomly generate additional squares that contain an advertiser's logo in each of the four quadrants. The random generation of additional covered squares (i.e. squares that contain an advertiser's logo) result in an instant cash or prize giveaway to the player. After the random generation of additional squares occurs, all of the squares that form a BINGO line (i.e. a vertical, horizontal or diagonal line) could be occupied with an advertiser's logo in which case the player is an instant winner. This is known as an Instant Win Card.

If the player does not have an Instant Win Card , the player moves to the Trivia Challenge phase of the game.

Trivia Challenge

Correctly answering a trivia question allows a player to convert an open square (a square that does not contain an advertiser's logo) to a covered square (a square containing an advertiser's logo). By covering certain squares the player can achieve a Bingo. A Bingo is achieved when the covered squares (a square containing an advertiser's logo) form a vertical, horizontal or diagonal line. Each time a Bingo is achieved the player is credited with 1,000 FirstBingo points.

To convert an open square to a covered square, the player selects the open square of his or her choice by clicking on it with the mouse.

The trivia question associated with the selected open square is revealed. The player is now given 15 seconds to select the correct answer from four multiple choice answers. The answer is chosen by clicking on the chosen response with the mouse. If the answer is right the number on the open square is replaced by an advertiser's logo (indicating a covered square). If the answer is incorrect, the open square will remain open and the player will receive one strike. If the player gets three strikes before achieving a full card, the game ends. A player may receive multiple Bingos on one card. Each Bingo will result in the player receiving 1,000 FirstBingo points. A player may also receive advertiser's points for converting an open square to a covered square. Advertiser's points may be exchanged for various prize giveaways.

If the Player answers all of the trivia questions correctly before getting three strikes, he or she attains a full card. If a player obtains a full card, he will receive bonus points in addition to the 1,000 FirstBingo points awarded for each Bingo.

Cash and Prize Giveaways

The points a player receives qualify the player for the opportunity to win cash or prize giveaways. A player can also win an instant cash or prize giveaway if an Instant Win Card is randomly generated at the start of the game.

Compatibility

Our Internet Trivia Bingo utilizes a Macro Media-based front-end, which means, unlike numerous other websites, no download is required. Using Macro Media(TM) technology, download time is less than 10 seconds and there is no special installation procedure.

By utilizing Macro Media(TM) technology, Internet Trivia Bingo will be compatible on MacIntosh, Windows 95/98/2000, Windows NT, Linux and future WebTV computers.

TV Trivia Bingo

Internet Trivia Bingo players qualify by achieving high points ratings to participate as players on TV Trivia Bingo. TV Trivia Bingo is played in front of a live studio audience. The show will be taped and sold to public or pay television networks. As of the date hereof, we have not developed the television program, taped any shows or entered into negotiations with any television stations or sponsors for the production of TV Trivia Bingo. Further, there is no assurance that TV Trivia Bingo will ever be developed, produced or sold to any television networks. If we receive funding from this offering, we believe it will take 6 weeks to prepare the pilot and 3 months to sell the show. Accordingly, it will be 4 to 5 months before the show appears on television. There is no assurance, however, that any television network will broadcast the show. On April 3, 2001, we entered into a licensing agreement with Tesauro S.A., a corporation located in Spain, wherein we granted it the right to produce and distribute the Trivia Bingo Game in a television show format in consideration of $10,000. The territory covered by the license is Spain. The term of the license is 3 years and is renewable for an additional 3 year period unless either party, upon 60 days written notice, decides not to renew.

Revenues

First and foremost we are an advertiser/sponsor supported website. We plan to generate revenues from the sale of advertising space (i.e. advertiser's logos) which appear on the Internet Trivia Bingo squares and from the sponsorship of TV Trivia Bingo. As of the date hereof, we have not sold any advertising space on its Internet web site nor have we secured any sponsorship for our proposed television program. There is no assurance that we will ever sell any advertising on our web site or secure any sponsorship for our television program.

In addition, we plan to generate revenues from the sale of our Trivia Bingo CD Game and Trivia Bingo Video Terminals. The Trivia Bingo Video Terminals may also generate significant royalty income.

Trivia Bingo CD Game

We are developing a CD game version of Internet Trivia Bingo. The CD game version will be similar to the Internet Trivia Bingo version. No cash or prize giveaways will be awarded to players of the CD game. The CD game is in a conceptual stage. We do not know if and when the CD will be created or when a prototype will be started. No CD's have been developed as of the date of this prospectus. We do not know what the cost of production will be or when the CD game will be available sale. There is no assurance that any CDs will every be created or sold.

Trivia Bingo Video Terminals

We are in the final phase of development of two Trivia Bingo Video Terminal test models (a Trivia Bingo Video Terminal and a Slot Machine Video Terminal). The Trivia Bingo Video Terminal will be designed to permit players to play the Trivia Bingo game directly on the Video Terminal. The game will be identical to the Internet Trivia Bingo game.

The second test model, the Slot Machine Video Terminal will be a stand-alone slot machine featuring Bingo. The Trivia Bingo card will be created in essentially the same fashion as the Bingo card in Internet Trivia Bingo, other than a covered square will be shaded red (as opposed to containing an advertiser's logo) and an open square will be shaded in blue. The "Magic Cross" effectively divides the Bingo card into four separate quadrants. Each quadrant will contain four Bingo squares containing a specific number. The four squares in each of the four quadrants will be shaded in either red or blue depending upon whether the BINGO number that appears in the square is an appropriate number for the proper BINGO letter (i.e. a number from 1-15 under the letter B, a number from 16-30 under the letter I, a number from 31-45 under the letter N a number from 46-60 under the letter G or a number from 61-75 under the letter O). The Slot Machine Video Terminal computer will randomly spin the squares in each of the four quadrants. When the spinning stops, if the BINGO number in the square is under the appropriate letter the square will be shaded red indicating a covered square. If the number in the square is not under the appropriate letter the square will be shaded blue indicating an open square. Depending upon the positioning of the numbers when the spinning stops, the player may have no Bingos or possibly one or more Bingos. A Bingo is achieved every time a vertical, horizontal or diagonal line contains all shaded red squares (i.e. the proper Bingo number is under the proper letter). The number of Bingos that are created at the time the spinning stops will dictate the payout on the Slot Machine Video Terminal. The Video Terminals are in a conceptual stage. We do not know if and when Video Terminals will be created or when a prototype will be started. No Video Terminals have been developed as of the date of this prospectus. We do not know what the cost of production will be or when the Video Terminals will be available for sale. There is no assurance that any Video Terminals will ever be created or sold.

Manufacturing of the CDs and Video Terminals

We are in preliminary discussions with a number of potential manufacturers of the CD Trivia Bingo game and the Trivia Bingo Video Terminals. At this time it is not possible to comment with any degree of certainty on the cost of production of either the CD Trivia Bingo game or the Trivia Bingo Video Terminals. Additionally, it is not possible to comment with any degree of certainty on the projected selling prices of either the CD Trivia Bingo game or the Trivia Bingo Video Terminals. Further, there is no assurance that the CD Trivia Bingo game or the Trivia Bingo Video Terminals will ever be developed, produced or sold.

Marketing

We expect that a significant portion of our initial expenses will be related to advertising and marketing. We anticipate using banner advertising featuring hot links on strategic Internet portal and search engine sights such as Hotmail, Yahoo and Alta Vista. Each of these sites boasts more than one million visits each day and will prove an invaluable source to generate awareness of our Internet Trivia Bingo game. Advertising in traditional media, such as newspapers, magazines, television, radio, billboards, etc. will also be an important facet of the advertising and marketing program.

As of the date hereof, we have not initiated any research to determine the parameters of its advertising or the medium which it may choose

Competition

We will compete with other companies marketing trivia related entertainment products and services and companies offering games of skill involving the answer of trivia questions. Millionaire and Jeopardy will be our initial competitors.

We compete with other companies that have websites that advertise on a game or on a site while a game is being played.

We expect to encounter significant competition from existing advertiser/sponsor-supported web-sites. Many of our existing and potential competitors have or may have, as the case may be, greater capital and other resources than we do and may choose to adopt a marketing plan similar to that proposed by us. There can be no assurance that we will be able to generate meaningful revenues or earnings from our proposed Trivia Bingo operations or otherwise successfully compete in the future.

Our advertisers pay us fees for the number of hits to our website. The more websites that compete with us, the fewer the hits to our website. The more distractions away from our website, the fewer the hits to our website. Fewer hits result in lower revenues. We cannot ensure that customers will hit our website rather than other websites offering similar gaming products on the Internet. Interest in a website is a personal thing. If a player likes our website and the game and prizes it offers, he will play it. If the player does not like our game, the player will find another website that will satisfy his desire for amusement. We hope that the configuration of our website and the prizes it offers will attract players to it and away from other websites.

Software

In order to initiate the development of Trivia Bingo, we have retained the services of Mente Incorporated. Mente Incorporated is an Ontario based software development company. The software to run Trivia Bingo on the Internet will be our exclusive property and Mente Incorporated will have no proprietary interest in the software. Mente Incorporated is being retained on a non-exclusive basis only to provide software development support.

Testing

We estimate that our web-site will be fully developed and commercialized prior to the end of fourth quarter 2003, provided we complete this offering. Standard beta testing of the web-site will take place but is not anticipated to be onerous given the relatively simple nature of the game

Government Regulation

Bingo activities are regulated in the United States and most developed countries and are based upon policies that are concerned with, among other things, (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with bingo; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the governing jurisdictions; (iv) the prevention of cheating and fraudulent practices; and (v) the provision of a source of government revenue through taxation and licensing fees.

At the present time, we believe that the Trivia Bingo game would not be prohibited in North America or most other foreign jurisdictions since the game is actually a game of skill as opposed to a game of chance. Furthermore, the Trivia Bingo game we promote does not require the player to advance any consideration in order to play. However, bingo over the Internet is a new industry and some or all of the countries in which Trivia Bingo will be played may take action to more severely regulate or even prohibit Internet bingo operations in their jurisdictions.

We believe that as of the date of this prospectus, many federal and state prosecutorial agencies in the United States have taken the position that the provision of Internet bingo services to residents of the United States is subject to existing federal and state laws which generally prohibit the provision of bingo opportunities, except where licensed or subject to exemption. This may include games which require the player to risk nothing but his time.

We understand that many providers of Internet bingo services to citizens and residents of the United States have taken the position that existing federal and state laws pertaining to the provision of bingo opportunities do not apply to Internet bingo services. In 1997, legislation was introduced to the United States Senate and House of Representatives (the Kyle bill) which, if enacted, would effectively amend the Federal Wire Statute, codified at 18 U.S.C. 1084, to prohibit Internet bingo operations to residents of the United States. (Internet Gambling Prohibition Act of 1997; S. 474 and H.R. 2380). Our policy will be not to offer our Internet bingo services to citizens or residents of any jurisdiction that prohibits such activities, and to otherwise endeavor to comply with laws pertaining to bingo.

Transaction with Ampang Investments Ltd.

On March 21, 2000 we entered into a Debenture Agreement in favor of Ampang Investments Ltd. to secure a line of credit in the sum of $750,000.00. Ampang Investments Ltd. is owned by an officer of the Company.

On September 21, 2000 we issued to Ampang Investments Ltd. 4,000,000 restricted shares of common stock for the following purposes:

  *   consulting services related to the development and ongoing maintenance of the Internet Trivia Bingo game;

  *   consulting services related to the development of the TV Trivia Bingo game show concept;

  *   consulting services related to the production of the TV Trivia Bingo game show pilot;

  *   design and invention of TV Trivia Bingo; marketing and advertising support; and

  *   investor relations and related services.

On December 31, 2001, we effected a 1 for 25 reverse stock split that resulted in the 4,000,000 shares of common stock issued to Ampang, converting to 160,000 shares of common stock.

On January 2, 2002, Ampang converted the debenture to 719,094 shares of common stock.

On July 15, 2003 we purchased all the intellectual property and trade marks from Ampang Investments Inc. for 6,000,000 shares of common stock. The cost basis of the intellectual property and trademarks was $138,000. This is the cost basis of the shares Ampang used to purchase the property in 2000. The historical cost is used as Ampang is considered a related party.

Company's Office

Our corporate headquarters are located at 488 Huron Street, Toronto, Ontario, Canada M5R 2R3 Canada and our telephone number is (416) 281-3335. These are the law offices of Thomas Sheppard, one of our officers and directors. We lease the office space on a month-to-month lease. There is no written documents evidencing our lease. Our lease is oral. Our monthly rental is $1,000.00.

Employees

We are a development stage company and currently have no employees other than our officers and directors. We intend to hire additional employees as needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up stage company and have not yet generated or realized any revenues from our business operations. We have, however, received a license fee in the amount of $10,000 from Tesauro S.A. The fee was not generated from the operation of our website, but was a licensing fee paid by Tesauro to produce and distribute the Trivia Bingo Game in a television show format. The territory covered by the license is Spain. The term of the license is 3 years and is renewable for an additional 3 year period unless either party, upon 60 days written notice, decides not to renew.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin operating and selling advertising space on our web-site. Accordingly, we must raise cash from sources other than our operations.

Our only other source for cash at this time is investments by others in FirstBingo.com. We must raise cash to implement our project and stay in business. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe that $2,000,000 will last 24 months.

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the development of our web-site, marketing and working capital. If we need additional money, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers and directors, however, our officers and directors are unwilling to make any commitment to loan us any money at this time, other than to pay fees connected with our filings with the SEC. Accordingly, they are under no legal obligation to make additional capital contributions to us in the future. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last 24 months. If we raise less than the maximum amount, we do not believe the money will last 24 months. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

If we are unable to complete the development of our game because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us, but no operations upon which to base an evaluation of our performance. We are a start-up stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the development our game, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have to start operating our web-site and sell advertising on it. We are seeking equity financing to provide for the capital required to complete and promote our web-site.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue to develop our game or web-site. Additional equity financing could result in additional dilution to existing shareholders.

Results of Operations

Since January 1, 2000

We are developing our Internet Bingo game and our web-site. Since May 1999, we have used our common stock to raise money for the development of the web-site, the development of our Internet Bingo game, and, for corporate expenses. We received a loan of $750,000 from Ampang Investments Ltd. evidenced by a debenture. The debenture was converted to 719,094 shares of common stock. Ampang Investments Ltd. is owned by The Bentley Group Ltd., a company which is owned and controlled by Richard Lyle Wachter, our President and Chief Financial Officer.

The only revenues that we have generated were in the third and fourth quarters of 2001. A total of $10,000 was generated from the sale of format licenses for our T.V. game show and internet software user agreement. This is not revenue generated from operations.

At December 31, 2002, we had negative working capital of $629,625 compared to negative working capital of $800,634 at December 31, 2001 for a total decrease of $171,009. This change resulted from the conversion of the related party note payable and accrued interest into common stock.

At December 31, 2002 and 2001, our primary asset was software, and the primary liabilities consisted of accounts payable, accrued interest and notes payable, and accrued salaries.

Upon the successful completion of our intended financing we intend to derive our operating revenues from the following sources:

1. advertising campaigns on its website, including merchandising its products;

2. the sale of CD ROMS and our "board game";

3. launching our television game show.

In 2000, we issued a total of 6,100,000 shares of common stock in director, consulting and marketing fees valued $12,978,700. 1,850,000 shares were issued to Sharpe Capital for marketing and public relations; 4,000,000 shares were issued to Ampang Investments for consulting; and, 250,000 shares were issued to Marco Stifani, Michael DeMarco and Edgar Clark, former directors, as director's fees.

Fiscal Six Months Ended June 30, 2003 Compared to Fiscal December 31, 2002

We have had no revenues from operations in either of the first two quarters of 2003 or 2002.

At June 30, 2003, we had negative working capital of $674,902 compared to negative working capital of $35,221 at June 30, 2002. This decrease in net operating capital was mainly from the accrual of salaries, the acquisition of a convertible debenture and accrual of interest, and increases in accounts payable, related party payables and related party notes payable, and accrued interest. Accounts payable increased from $48,910 on June 30, 2002 to $63,058 on June 30, 2003. This was a result of normal operating expenses.

During 2002, the remaining value of the software of $1,275,000 was fully impaired. We continue to include our operating website and license, with a net value of $164,673, as our major asset. The impairment coupled with depreciation expenses of $95,584 for the first six months of 2002 and accumulated depreciation of approximately $266,000 are the only changes to property and equipment from June 30, 2002 to June 30, 2003. At June 30, 2003, our primary asset was software. Our primary liabilities consisted of accounts payable and notes payable. Additionally at June 30, 2003, we had substantial accrued interest on our books.

During the six months ended June 30, 2003 and 2002, we did not have any revenues from operations.

Liquidity and Capital Resources

We continue to maintain a minimal cash balance in order to fulfill our financial commitments. The minimal cash balance or burn rate required to fulfill financial commitments is $32,000 per month. The approximate amount of time through which our current assets will fund existing operations, not assuming completion of this offering or additional advances from shareholders, is zero months. All of this cash balance has been obtained through borrowing. We were not in a liquid position at March 31, 2003, having $14,960 of cash. In the past, the majority shareholders have to fund any cash shortfalls experienced by us. They have advised us they will not do so in the future.

Current assets decreased from $24 at December 31, 2002 to $-0- at June 30, 2003, an decrease considered by us to be negligible. Current liabilities at December 31, 2002, were $629,649. These liabilities increased at June 30, 2003, to $798,408. This is due primarily to the accrual of interest, salaries and increases to accounts payable and convertible debt.

We continue to be funded by our majority shareholders, in order to meet our day-to-day expenses and our ongoing marketing initiatives. As of June 30, 2003, these shareholders have covered $831,609 in our shortfalls. That is because we are not generating any revenues from operations, but we continue to accrue expenses as though we were generating revenues. This is reflected in the "Note payable-related party" of $99,251 and interest of $16,402 has been accrued and expensed which represents monies advanced to us by our majority shareholders since January 2002. It is important to note that the "Note Payable" and the "Accrued Interest" of $614,366 and $104,567, respectively, from the December 31, 2001 statements were converted to equity on January 3, 2002, with the issue of 719,094 common shares at a rate of One (1) common share for each dollar of indebtedness calculated by adding the principal amount of the "Note Payable" together with "Accrued Interest."

We have continuously maintained minimal liquidity as a result of majority shareholders funding of our operations. The total short-fall that these shareholders assumed was $831,609, however, they are unwilling to fund operations in the future and if we do not receive sufficient proceeds to fund our operations, we may have to suspend operations until we obtain additional funding or cease operating entirely. We have no material commitments for capital expenditures other than as set forth in the Use of Proceeds section of this prospectus. While we are committed to spend the money as disclosed therein, we have not entered into any contracts with third parties for the services described therein. We will not enter into any contracts with third parties for services, until we receive proceeds from this offering. Management believes that there will be insufficient funds generated by operations to satisfy working capital requirements and the majority shareholders are unwilling to make any further capital contributions to our operations. Accordingly, if this offering is unsuccessful, in all likelihood, we will have to suspend or cease operations.

Effects of Inflation

Inflation and changing prices will not and are not expected to have a significant effect on our operations during the foreseeable future.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our officers and directors are set forth below:

Name and Address	Age	Position(s)
Richard L. Wachter Times Square, Provo BWI, P. O. Box 663 Turks and Caicos Island	51	President, Chief Financial Officer and a member of the Board of Directors
Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	53	Secretary, Chief Executive Officer and a member of the Board of Directors

The persons named above have held their offices/positions since February 2001 and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Richard Lyle Wachter - President, Treasurer, Chief Financial Officer, and a member of the Board of Directors.

Since February 2001, Mr. Wachter has been our president, treasurer, chief financial officer and a member of the board of directors. Mr. Wachter has spent the last 23 years of his career in land and commercial real estate development. From June 1978 to July1983, Mr. Wachter was the President of Future Care Ltd. located in Toronto, Ontario. Future Care Ltd. was engaged in the business of construction and development of retirement homes. From August 1984 to December 1995, Mr. Wachter was the C.E.O. and President of Wachfree Construction Ltd. and Provincial Nursing and Retirement Centres Ltd., both of which were located in Toronto, Ontario. Wachfree Construction Ltd. and Provincial Nursing and Retirement Centres Ltd. were respectively engaged in the development, management and operation of senior care facilities. In 1988 Mr. Wachter's executive abilities were recognized when he was nominated for entrepreneur of the year for Canada. Between 1992 to 1995 Mr. Wachter was designated in the Who's Who in Canadian Business as well as the international version of the Who's Who in 1994. Since May 1995, Mr. Wachter has been the President of The Bentley Group Ltd. located in the Turks and Caicos Island, British West Indies. The Bentley Group Ltd is engaged in the business of real estate and land development.

Thomas Michael Sheppard - Secretary, Chief Executive Officer and a member of the Board of Directors.

Since February 2001, Mr. Sheppard has been our secretary, chief executive officer and a member of the board of directors. Since his call to the bar in 1978, Mr. Sheppard has been a member of the Law Society of Upper Canada. From 1981 to present, Mr. Sheppard has practiced in the area of corporate commercial law, securities law and real estate law with a particular emphasis on financing transactions. Mr. Sheppard counsels emerging companies in the early stages of their growth, helps to identify merger targets and joint venture partners, and has been guiding companies through the initial public offering process in North America.

All of our officers and directors are engaged in other business. As such, they will not be devoting time exclusively to our operations. Mr. Wachter will devote approximately 40% of his time to the operation of our business and Mr. Sheppard will devote approximately 25% of his time to the operation of our business.

None of the individuals listed above are subject to any anticipated or threatened legal proceedings of a material nature.

Compliance with Section 16(a) of the Exchange Act.

Our directors, executive officers and ten percent shareholders made all required filings pursuant to Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation paid by us from January 1, 2000 through December 31, 2002, for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compen-	Award(s)	Options /	Payouts	Compen-
Position	Year	($)	($)	sation ($)	($)	SARs (#)	($)	sation ($)

Richard L. Wachter	2002	250,000	0	0	0	0	0	0
Current President and	2001	250,000	0	0	0	0	0	0
President in last	2000	0	0	0	0	0	0	0
fiscal year

Thomas M. Sheppard	2002	100,000	0	0	0	0	0	0
Current Chief	2001	100,000	0	0	0	0	0	0
Executive Officer	2000	0	0	0	0	0	0	0
and Chief Executive
Officer in last fiscal
year

Marco Stifani	2001	0	0	0	0	0	0	0
President	2000	0	0	0	0	0	0	0
(Resigned 2000)	1999	0	0	0	0	0	0	0

Michael DeMarco	2001	0	0	0	0	0	0	0
Secretary	2000	0	0	0	0	0	0	0
(Resigned 2000)	1999	0	0	0	0	0	0	0

Edgar Clark	2001	0	0	0	0	0	0	0
Treasurer	2000	0	0	0	0	0	0	0
(Resigned 2000)	1999	0	0	0	0	0	0	0

Paul LeBreux	2001	0	0	0	0	0	0	0
President	2000	0	0	0	0	0	0	0
(Resigned 2000)	1999	0	0	0	0	0	0	0

Compensation was accrued but none was paid to any individual in his capacity as an officer through December 31, 2002.

We anticipate paying the following salaries in 2003:

Richard Lyle Wachter	President	$250,000
Thomas Michael Sheppard	Chief Executive Officer	$100,000

Compensation of Directors

The following table sets forth the compensation paid by us from January 1, 1999 through December 31, 2002, for each or our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
				(a)	(b)	(c)
				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compen-	Award(s)	Options /	Payouts	Compen-
Position	Year	($)	($)	sation ($)	($)	SARs (#)	($)	sation ($)

Richard L. Wachter	2002	0	0	0	0	0	0	0
Current Director and	2001	0	0	0	0	4,000	0	0
Director in the last	2000	0	0	0	0	0	0	0
fiscal year

Thomas M. Sheppard	2002	0	0	0	0	0	0	0
Current Director and	2001	0	0	0	0	4,000	0	0
Director in the last	2000	0	0	0	0	0	0	0
fiscal year

Douglas G. Lewis	2001	0	0	0	0	0	0	0
Director	2000	0	0	0	0	400	0	0
(Resigned 2000)

Marco Stifani	2001	0	0	0	0	0	0	0
Director	2000	0	0	0	968,800	0	0	0
(Resigned 2000)

Michael DeMarco	2001	0	0	0	0	0	0	0
Director	2000	0	0	0	121,100	0	0	0
(Resigned 2000)

Edgar Clark	2001	0	0	0	0	0	0	0
Director &	2000	0	0	0	121,100	0	0	0
(Resigned 2000)

Paul LeBreux	2001	0	0	0	0	0	0	0
(Resigned 2000)	2000	0	0	107,000	0	4,000	0	0

(a) Reflects $107,000 paid to the law firm of Harris & Harris for legal services rendered to us. Mr. LeBreux is the partner of Harris & Harris. A balance of $29,000 is unpaid at this time.

(b) The value of the aggregate stock holding at the end of the last completed fiscal year was $1,411,000 shares x $1.00. The value of the stock issuances was determined by the fair market value of the stock on the date the stock was awarded by the board of directors. The shares are fully paid for and non-assessable. Dividends will be paid on the restricted stock. The number of shares has been adjusted to reflect the 1 for 25 reverse stock split that occurred on December 31, 2001. There are no conditions of the restricted stock issued as compensation in this section.

(c) Options issued to Messrs LeBreux and Lewis were not exercised and have expired. The amount reflects the reverse stock split which occurred on December 31, 2001.

As of our 2002 accounting year end, our directors do not and will not receive any compensation for serving as members of the board of directors. Compensation will only be paid to individuals in their capacity as officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Option/SAR Grants

The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to our directors:

Name	Number of Securities Underlying Options SARs Granted	Number of Securities Underlying Options/SARs Granted During Last 12 Months	Exercise or Base Price ($/Sh)	Number of Options Exercised	Expiration Date

Richard L. Wachter	4,000	4,000	$50.00	-0-	12/31/2002
Thomas M. Sheppard	4,000	4,000	$50.00	-0-	12/31/2002

The foregoing options expired on December 31, 2002 and terminated.

The exercise price and number of securities reflects the 1 for 25 reverse stock split that took place on December 31, 2001.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Conflicts of Interest

At the present time, we do not foresee a direct conflicts of interest. The only conflict that we foresee is our officers' and directors' devotion of time to projects that do not involve us.

Employment Contracts

We have no employment contracts with Mr. Sheppard or Mr. Wachter.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Shares Owned Prior to the Offering	Percentage of Ownership After the Offering Assuming all of the Shares are Sold

Richard L. Wachter Times Square, Provo BWI, P.O. Box 663 Turks and Caicos Island	7,234,094	[2]	91.03%		66.10%
Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	109,000		0.01%		0.01%
All Officers and Directors as a Group (2 persons)	7,352,094	[2]	91.04	[2]	66.11%	[2]

[2]   Includes 6,879,094 shares owned by Ampang Investments Ltd., which is owned and controlled by The Bentley Group Ltd., and 314,000 shares owned by the Bentley Group Ltd. which is owned and controlled by Richard Wachter, our president and chief financial officer.

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Richard Wachter	50,000	0.63%	50,000	0.00%
Thomas Sheppard	100,000	1.26%	100,000	0.00%
Ampang Investments Ltd.	6,879,094	86.45%	6,879,094	0.00%
The Bentley Group Ltd.	314,000	3.95%	314,000	0.00%

Mr. Sheppard and each of the other selling shareholders may be deemed an underwriter due to the amount of shares Messrs Sheppard and Wachter and the other entities controlled by Mr. Wachter are selling and due to the fact that Mr. Wachter is financing our operations.

Underwriters are liable to purchasers of the shares being sold pursuant to this prospectus for untrue statements of material fact or liable for omissions of material facts which are necessary to make the statements contained in the registration statement not misleading.

Future Sales of Shares

A total of 7,957,125 shares of common stock are issued and outstanding. Of the7,957,125 shares outstanding, 474,537 are freely tradeable and 7,525,470 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 7,525,470 restricted shares, 7,343,094 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*   have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*   are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*   do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*   are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. No dividends have been paid on our restricted stock.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

We are required to file reports with the SEC pursuant to Section 13 of the Securities and Exchange Act of 1934. We are not required to deliver an annual report to you. We will however, furnish you with a copy of our latest Form 10-KSB, which includes audited financial statements, upon your written request. Our reports are filed electronically with the SEC. The reports we are required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is STALT, Inc., 848 Tanager Street, Suite N, Incline Village, Nevada 89451 and its telephone number is (775) 831-3335.

CERTAIN TRANSACTIONS

On April 13, 2000 we entered into an oral agreement with the law firm of Harris & Harris to hire Mr. Paul R. LeBreux as our president, secretary, treasurer, and chief executive officer in consideration of $50,000 payable quarterly in advance and options to acquire 500,000 shares of common stock at an excise price of $4.00 per share expiring December 31, 2001. Upon his resignation as an officer and director of FirstBingo, Mr. Paul LeBreux surrendered his aforementioned 500,000 options in lieu of receiving 100,000 options at an excise price of $3.00 per share expiring December 31, 2001. The options were adjusted to 4,000 as a result of the 1 for 25 reverse stock split that occurred on December 31, 2001 and expired on the same day.

In 2000, we paid the law firm of Harris & Harris $107,000 in legal fees. Mr. LeBreux, our former president is a partner of Harris & Harris.

On March 21, 2000 we entered into a Debenture Agreement in favor of Ampang Investments Ltd. to secure a line of credit in the sum of US$750,000.00.

On September 21, 2000 we issued to Ampang Investments Ltd. 4,000,000 restricted shares of common stock for the following purposes:

*   consulting services related to the development and ongoing maintenance of the Internet Trivia Bingo game;
*   consulting services related to the development of the TV Trivia Bingo game show concept;
*   consulting services related to the production of the TV Trivia Bingo game show pilot;
*   design and invention of TV Trivia Bingo; marketing and advertising support; and
*   investor relations and related services.

On January 2, 2002, Ampang Investments Ltd. converted its debenture to 719,094 restricted shares of our common stock.

On July 15, 2003 we purchased all intellectual property and trademarks from Ampang Investment Ltd. for 6,000,000 shares of our common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2002, included in this prospectus have been audited by Williams and Webster, P.S., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our unaudited reviewed financial statements for the period ending June 30, 2003 and our audited financial statements from January 1, 2001 to December 31, 2002 immediately follows:

ACCOUNTANT'S REVIEW REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

INDEPENDENT AUDITOR'S REPORT	F-16
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-17 F-18 F-19 F-20
NOTES TO THE FINANCIAL STATEMENTS	F-21

Board of Directors
FirstBingo.com
Toronto, Ontario
CANADA

INDEPENDENT ACCOUNTANT'S REVIEW REPORT

We have reviewed the accompanying balance sheet of FirstBingo.com, a development stage enterprise, as of June 30, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the six months ended June 30, 2003 and 2002, and for the period from March 30, 1990 (inception) through June 30, 2003. All information included in these financial statements is the representation of the management of FirstBingo.com.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements for the year ended December 31, 2002 were audited by us and we expressed an unqualified opinion on them in our report dated April 8, 2003. We have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been in the development stage since its inception on March 30, 1990, has little revenues, has limited resources and has a large accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
 Spokane, Washington
July 25, 2003

FIRSTBINGO.COM
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEETS
	June 30,	December
	2003	31,
ASSETS	(unaudited)	2002
CURRENT ASSETS
Cash	$-	$24
TOTAL CURRENT ASSETS	-	24

PROPERTY AND EQUIPMENT
Website and software license, net of accumulated amortization	123,506	144,089
TOTAL PROPERTY AND EQUIPMENT	123,506	144,089
TOTAL ASSETS	$123,506	$144,113

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Checks in excess of funds in bank	$19	$-
Accounts payable	63,058	76,060
Accounts payable - related party	48,911	47,108
Advance from shareholder	-	7,600
Accrued interest	21,769	15,245
Accrued salaries	525,000	350,000
Note payable - related party	99,251	99,251
Convertible note payable	38,000	31,985
TOTAL CURRENT LIABILITIES	796,008	627,249

COMMITMENTS AND CONTINGENCIES	2,400	2,400

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 50,000,000 shares authorized, $0.001 par value;
1,957,125 and 1,899,625 shares issued and outstanding,
respectively	1,958	1,900
Additional paid-in capital	15,702,719	15,665,994
Accumulated deficit during development stage	(16,379,579)	(16,153,430)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(674,902)	(485,536)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)	$123,506	$144,113

See accompanying notes and accountant's review report.

FIRSTBINGO.COM
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS

					Period from
					March 30,
					1990
	Three Months Ended		Six Months Ended		(Inception) to
	June 30,		June 30,		June 30,
	2003	2002	2003	2002	2003
	(Unaudited)	(Unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$-	$-	$-	$-	$-

COST OF REVENUES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

EXPENSES
Amortization	10,292	10,292	20,584	95,584	307,336
Consulting fees	-	-	-	-	4,013,137
Directors' fees	-	-	-	-	1,252,600
Officers' salaries	87,500	-	175,000	200,000	725,000
Salaries - sales and office	-	-	-	-	40,725
Filing fees	-	7,905	-	7,905	7,905
Marketing and public relations	1,206	8,437	1,206	24,120	8,034,702
Legal and professional fees	8,821	12,483	9,020	41,979	158,441
Travel and entertainment	-	-	-	6,980	41,348
Office and administration	3,351	7,428	5,941	13,086	55,099
Software and internet services	3,063	3,678	3,063	19,797	236,331
Trade show expenses	-	-	-	-	37,492
Trivia bingo development	-	-	-	-	22,274
Pilot development	-	-	-	-	51,042
Loss on impairment of software	-	1,275,000	-	1,275,000	1,275,000
TOTAL OPERATING EXPENSES	114,233	1,325,222	214,814	1,684,451	16,258,432

LOSS FROM OPERATIONS	(114,233)	(1,325,222)	(214,814)	(1,684,451)	(16,258,432)
OTHER INCOME (EXPENSES)
Other income	-	-	-	-	10,000
Interest expense	(2,728)	(2,728)	(11,335)	(4,492)	(131,147)
TOTAL OTHER INCOME (EXPENSES)	(2,728)	(2,728)	(11,335)	(4,492)	(121,147)
LOSS BEFORE INCOME TAXES	(116,961)	(1,327,950)	(226,149)	(1,688,943)	(16,379,579)
INCOME TAXES	-	-	-	-	-

NET LOSS	$(116,961)	$(1,327,950)	$(226,149)	$(1,688,943)	$(16,379,579)
NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$(0.73)	$(0.73)	$(0.12)	$(1.01)

WEIGHTED AVERAGE NUMBER
OF COMMON STOCK SHARES
BASIC AND DILUTED OUTSTANDING,	1,957,125	1,829,625	1,941,153	1,672,211

See accompanying notes and accountant's review report.

FIRSTBINGO.COM
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

					Deficit
	Common Stock				Accumulated	Total
					During	Stockholders'
	Number		Additional	Stock	Development	Equity
	of Shares	Amount	Paid-in Capital	Options	Stage	(Deficit)
Initial issuance of common stock in
April 1990 for cash	419,520	$420	$2,080	$-	$-	$2,500
Cumulative net loss for the years ended
December 31, 1990 through December 31, 1996	-	-	-	-	(3,200)	(3,200)
Balance, December 31, 1996	419,520	420	2,080	-	(3,200)	(700)
Net loss for year ending, December 31, 1997	-	-	-	-	(1,050)	(1,050)
Balance, December 31, 1997	419,520	420	2,080	-	(4,250)	(1,750)
Net loss for year ending, December 31, 1998	-	-	-	-	(1,275)	(1,275)
Balance, December 31, 1998	419,520	420	2,080	-	(5,525)	(3,025)
Net loss for year ending December 31, 1999	-	-	-	-	(1,575)	(1,575)
Balance, December 31, 1999	419,520	420	2,080	-	(7,100)	(4,600)
Issuance of common stock for services at an
average of $53.23 per share	244,000	244	12,979,456	-	-	12,979,700
Options issued for consulting fees	-	-	-	15,000	-	15,000
Issuance of common stock for acquisition of
Lucky Port Limited at an average of $12.50 per share	240,000	240	1,499,760	-	-	1,500,000
Net loss for year ending December 31, 2000	-	-	-	-	(13,275,236)	(13,275,236)
Balance, December 31, 2000	903,520	904	14,481,296	15,000	(13,282,336)	1,214,864
Options granted for consulting fees	-	-	-	41,600	-	41,600
Expiration of stock options	-	-	15,000	(15,000)	-	-
Issuance of common stock for services at an
average of $7.50 per share	7,011	7	52,493	-	-	52,500
Net loss for the year ending December 31, 2001	-	-	-	-	(574,337)	(574,337)
Balance, December 31, 2001	910,531	911	14,548,789	41,600	(13,856,673)	734,627
Issuance of common stock for services at $1.00 per share	200,000	200	199,800	-	-	200,000
Issuance of common stock for accrued interest and
debt at $1.00 per share	719,094	719	718,375	-	-	719,094
Issuance of common stock for services
at $2.00 per share	35,000	35	69,965	-	-	70,000
Issuance of common stock for services
at $2.50 per share	35,000	35	87,465	-	-	87,500
Expiration of stock options	-	-	41,600	(41,600)	-	-
Net loss for the year ending December 31, 2002	-	-	-	-	(2,296,757)	(2,296,757)
Balance, December 31, 2002	1,899,625	1,900	15,665,994	-	(16,153,430)	(485,536)
Stock issued for convertible debt and accrued interest
at $0.65 per share	57,500	58	36,725	-	-	36,783
Net loss for the six months ending
June 30, 2003 (unaudited)	-	-	-	-	(226,149)	(226,149)
Balance, June 30, 2003 (unaudited)	1,957,125	$1,958	$15,702,719	$-	$(16,379,579)	$(674,902)

See accompanying notes and accountant's review report.

FIRSTBINGO.COM
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS
Period from
March 30, 1990
Six Months Ended	(Inception) to
June 30,	June 30,
2003	2002	2003
(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(226,149)	$(1,688,943)	$(16,379,579)
Adjustments to reconcile net loss
to net cash used by operating activities:
Amortization	20,584	95,584	307,336
Loss on impairment of software	-	1,275,000	1,275,000
Services paid by issuance of common stock	-	200,000	13,389,700
Services paid by issuance of common stock options	-	-	56,600
Accrued interest paid by issuance of common stock	4,797	104,727	109,525
Decrease in accounts receivable	-	2,510	-
Increase (decrease) in:
Advances from shareholders	(7,600)	-	-
Accrued interest	6,524	(100,075)	21,769
Accounts payable	(13,002)	16,355	63,058
Accounts payable, related party	1,803	(6,392)	48,911
Refund payable	-	-	2,400
Accrued salaries	175,000	-	525,000
Net cash used in operating activities	(38,043)	(101,234)	(580,280)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of software	-	-	(205,841)
Net cash used in investing activities	-	-	(205,841)

CASH FLOWS FROM FINANCING ACTIVITIES:
Checks in excess of bank funds	19	-	19
Proceeds from notes payable - related party	-	99,251	713,617
Proceeds from notes payable - convertible debenture	38,000	-	69,985
Issuance of stock for cash	-	-	2,500
Net cash provided by financing activities	38,019	99,251	786,121

Net increase (decrease) in cash	(24)	(1,983)	-
Cash, beginning of period	24	2,410	-
Cash, end of period	$-	$427	$-

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest and income taxes:
Interest expense	$-	$-	$-
Income taxes	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Services paid by issuance of stock	$-	$200,000	$13,389,700
Services paid by issuance of stock options	$-	$-	$56,600
Stock issued for computer software	$-	$-	$1,500,000
Stock issued for debt	$-	$614,366	$614,366
Stock issued for accrued interest	$4,797	$104,727	$109,525
Stock issued for convertible debt	$31,985	$-	$31,985
Loss on impairment of software	$-	$1,275,000	$1,275,000

See accompanying notes and accountant's review report.

FIRSTBINGO.COM
 (A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

FirstBingo.com, formerly Vista Medical Terrace, Inc. (hereinafter "the Company"), was incorporated in March 1990 under the laws of the State of Nevada for any lawful business. The name change to FirstBingo.com was effective on May 25, 1999 to reflect the Company's change in primary focus to the offering of interactive online internet entertainment and game playing. As part of the acquisition of software in 1999, the Company acquired a non-operating wholly owned subsidiary, Lucky Port Limited, a British Virgin Islands corporation. See Note 4.

The Company is in the development stage and as of June 30, 2003 had not realized any significant revenues from its planned operations. The Company's year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of FirstBingo.com is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Activities
 The Company has been in the development stage since its formation on March 30, 1990. It is primarily engaged in internet entertainment and the business of gaming. During 2001, the Company received an initial payment on its licensing agreement, but this was not sufficient for recognition as an operating company. (See Note 8.)

Going Concern
 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $226,149 for the six months ended June 30, 2003. In addition, the Company has limited resources, negative working capital, and a large accumulated deficit. The future of the Company is dependent upon future profitable operations from the commercial success or licensing of its trivia bingo in the form of the final production of an internet game, television game show and or stand alone video game. The Company is currently putting technology in place which will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. For the twelve-month period subsequent to June 30, 2003, the Company anticipates that its minimum cash requirements to continue as a going concern will be less than $500,000. The anticipated source of funds is the issuance for cash of additional equity instruments. In addition, management is actively seeking outside parties for the licensing of its trivia bingo game. The financial statements do not include any recoverability

FIRSTBINGO.COM
 (A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern (Continued)
 and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Management has established plans to seek additional capital from new equity securities issuances that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

Principles of Consolidation
 The accompanying financial statements include the accounts of the Company and its subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. At this time, the financial statements and the notes thereto, are not considered consolidated since the Company's only subsidiary is non-operating and dormant, containing no material assets or liabilities.

Accounting Method
 The Company uses the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share
 Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as inclusion of common stock equivalents would be anti-dilutive.

Cash and Cash Equivalents
 For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Provision for Taxes
 Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes" (hereinafter "SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2003, the Company had net deferred tax assets of approximately $1,000,000 principally arising from net operating loss carryforwards for income tax purposes, calculated at an expected tax rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2003.

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes (Continued)
 At June 30, 2003, the Company has net operating loss carryforwards of approximately $3,000,000, which expire in the years 2020 through 2023. This includes $200,000 of losses for stock issued in 2002 for directors' salaries which had been previously classified as nondeductible service payments. In prior periods, the Company recognized approximately $13,400,000 of losses from the issuance of common stock for services which were not deductible for tax purposes and are not included in the above calculation of deferred tax assets.

Use of Estimates
 The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Impaired Asset Policy
 In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No. 144 replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. During the year ended December 31, 2002, the Company determined that its software was impaired. During the six months ended June 30, 2003, the Company determined no further impairment of assets had occurred. See Note 3.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the

FIRSTBINGO.COM
 (A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (Continued)
 objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At June 30, 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Recent Accounting Pronouncements
 In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that it has no financial instruments that would be affected by this pronouncement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (hereinafter "SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (Continued)
 for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company currently reports stock issued to employees under the rules of SFAS No. 123. Accordingly there is no change is disclosure requirements due to SFAS No. 148.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (hereinafter "SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective for activities after December 31, 2002. There has been no impact on the Company's financial position or results of operations from adopting SFAS No. 146.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 44, 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (hereinafter "SFAS No. 145"), which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded. As a result, FASB No. 64, which amended FASB No. 4, was rescinded, as it was no longer necessary. FASB No. 44, "Accounting for Intangible Assets of Motor Carriers", established the accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Since the transition has been completed, FASB No. 44 is no longer necessary and has been rescinded. SFAS No. 145 amended FASB No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAS No. 145 which did not have a material effect on the financial statements of the Company at June 30, 2003.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
 This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations.

SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS No. 144 which did not impact the financial statements of the Company at June 30, 2003.

Reclassification
 Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - INTANGIBLE ASSETS

In past years, the Company capitalized $205,841, which is the contractual cost of the website and software license purchased from an independent supplier, and $1,500,000, which is the value of software acquired in exchange for stock. (See Note 4.) No portion of this software - acquired during the year ended December 31, 2000 - was internally developed and, accordingly, there were no internal costs associated with this software which were charged to research and development. Consistent with SOP 98-1, the costs of the website and related software license - which was purchased solely for internal use and will not be marketed externally - have been capitalized and are being amortized over five years.

During the year ended December 31, 2002, the Company determined that the majority of its software was substantially impaired due to the fact that it would no longer be used in any aspect of the Company's operations as described in Note 1. The analysis performed by the Company included a review by management of the direction the Company would be taking in the future. This analysis determined that the software which was placed in service in 2001 and was being amortized by the Company was no longer being used in the Company's operations. Therefore, the software was deemed to be fully impaired and the impairment was charged to operations, resulting in a loss on impaired assets of $1,275,000.

During the six months ended June 30, 2003 the Company's amortization expense attributable to the remaining unimpaired website and software license was $20,584.

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 4 - COMMON STOCK

Upon incorporation, the Company issued 419,520 shares of common stock for $2,500. During the years ending December 31, 1990 through December 31, 1996, the Company was dormant and had minimal activity, resulting in a combined net loss of $3,200. There were no additional stock transactions during this period. In 1997, the Company's board of directors authorized a 92-for-1 forward stock split, which increased the number of issued and outstanding shares to 5,244,000. In 1999, the Company authorized a 2-for-1 forward split, which increased the number of issued and outstanding shares to 10,488,000. All financial statement information herein has been changed to reflect these stock splits. These shares were further adjusted by a reverse stock split in 2001.

During 2000, the Company issued 244,000 shares for services which were valued at the fair market value of the shares at the date of issuance. Under a 1999 agreement, the Company acquired Lucky Port Ltd, a British Virgin Islands corporation, whose sole asset was computer software. This agreement required the Company to issue 240,000 shares of its common stock. This stock was issued during the year ended December 31, 2000. Valuation of these shares was determined based upon the value of the shares at the original signing date of the agreement.

During the year ended December 31, 2001, the Company issued 7,011 shares for services which were valued at the fair market value of the shares at the dates granted. On December 31, 2001, the Company's board of directors authorized a 1-for-25 reverse stock split of the Company's $0.001 par value common stock. All references in the accompanying financial statements and notes to the number of common shares and per share amounts, have been restated to reflect all changes in the Company's capital stock, including stock splits and reverse stock splits.

During the year ended December 31, 2002, the Company issued 200,000 shares to two of its directors for salaries and bonuses which were valued at $1.00 per share, the fair market value of the shares at the date of issue. In addition, the Company issued 719,094 shares of stock in satisfaction of a note payable to a related party. See Note 5.

Also during the year ended December 31, 2002 the Company issued a total of 70,000 shares of stock to two outside parties for technical services on the Company's website and online Trivia BingoTM game. 35,000 shares were valued at $2.00 per share and 35,000 shares were issued at $2.50 per share, the fair market value of the shares on the dates the contracts were signed.

In February 2003, the Company issued 57,500 shares of common stock for convertible debentures and accrued interest totaling $36,783. See Note 6.

The Company records all noncash stock transactions at the fair market value of the shares on the dates the shares are granted. This value is derived from the market activity of the stock on the date of the transactions. The market activity is exclusively unrelated third party activity.

FIRSTBINGO.COM
 (A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain consultants who received common stock options under the Company's non-qualified stock option plan are the Company's directors and stockholders. The Company also received uncollateralized advances from a related party to pay certain expenses. These advances bear no interest and are reflected in the financial statements as advances from shareholder. All options granted expired effective December 31, 2002.

The Company has received a total of $713,617 in cash funds from a related party in the form of an unsecured loan. This credit facility is a drawdown loan, with a maximum loan limit of $750,000. Interest is payable at 12% per annum, based upon the principal outstanding, and is due when the loan is called. In January 2002, the balance of the note was converted into 719,094 shares of stock, which approximates the value of the note and accrued interest at December 31, 2001. The shares were issued at a price of $1.00 per share, the fair market value of the shares on the date the shares were granted. As of June 30, 2003, the Company has received an additional $99,251 from this related party, and interest of $16,402 has been accrued and expensed.

The Company's president has from time to time paid various expenses on behalf of the Company that the Company plans to reimburse at such time as it is able. These expenses total approximately $35,538 at June 30, 2003 and are included in "accounts payable - related party" in the accompanying financial statements.

In addition, the Company rents office space from its chief executive officer on a month-to-month basis for $1,000 CDN (approximately $750 U.S.) plus miscellaneous expenses. The Company has accrued rent since February 2002 in the amount of $12,353, which is included in "accounts payable - related party" in the accompanying financial statements. The Company also owes this officer's legal firm approximately $1,000 in consulting and legal fees which is included under the same heading in the accompanying financial statements.

NOTE 6 - CONVERTIBLE DEBT

On July 2, 2002, the Company sold in a private placement to accredited investors a three-month convertible pay-in-kind note due October 2, 2002, in the principal amount of $31,985 in cash. The convertible note bears interest at the rate of 15% and is payable at the due date of the loan in cash or common stock.

This debt is convertible into shares of Company common stock at a conversion price equal to $1.00 CDN ($0.75 U.S.) per share. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

In February 2003, the Company converted this debt into 57,500 shares of common stock. See Note 4.

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 6 - CONVERTIBLE DEBT (Continued)

On March 27, 2003, the Company sold in a private placement to accredited investors a three-month convertible pay-in-kind note due June 27, 2003, in the principal amount of $38,000 in cash. The convertible note bears interest at the rate of 15% and is payable at the due date of the loan in cash or common stock.

This debt is convertible into shares of Company common stock at a conversion price equal to $1.00 CDN ($0.65 USD) per share. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

At June 30, 2003 the convertible debenture is due and the Company and investor are considering the options for payment. No additional interest or late payment penalties have been accrued or assessed.

NOTE 7 - STOCK OPTIONS

During the year ended December 31, 2000, the Company's board of directors granted options to acquire 1,000,000 common stock shares for prices ranging from $7.00 to $13.00 per share to consultants for marketing and public relations services. After the reverse stock split in 2001, there were 40,000 options outstanding to acquire 40,000 common stock shares with prices ranging from $175.00 to $325.00 per share.

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 30 percent, and the expected life of the options is one year. Accordingly, $15,000 was recorded in the accompanying financial statements in the year ended December 31, 2000. During the year ended December 31, 2001, these options expired.

During the year ended December 31, 2001, the board of directors granted options to acquire 12,400 shares of stock for prices ranging from $12.50 to $75.00 per share to officers and directors of the Company for their services. Included in the options granted were 400 options that were granted in recognition of the forfeiture of 20,000 options originally granted in 2000 (before a reverse stock split in 2001).

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 166 percent, and the expected life of the options is one year. Accordingly, $41,600 was recorded in the financial statements in 2001.

During the year ended December 31, 2002, all stock options expired and no new options were granted.

During the six months ended June 30, 2003, the Company did not issue any additional options.

FIRSTBINGO.COM
(A Development Stage Enterprise)
Notes to the Financial Statements
June 30, 2003

NOTE 8 - LICENSE AGREEMENT

On April 3, 2001, the Company entered into a licensing agreement with Tesauro S.A. ("Tesauro"), a corporation located in Spain, for use in producing and distributing the Trivia Bingo Game in a television game show format.

Upon execution of the agreement, Tesauro agreed to pay to the Company a non-refundable fee of $10,000, plus any taxes eligible. A payment of $1,200 was due upon execution of the agreement, and thereafter eleven monthly payments of $800 are payable on the first day of each month. As of June 30, 2003 the Company has received the entire fee. Tesauro overpaid its license by $2,400 which is included in the accompanying financial statements under "Commitments and Contingencies."

Additional terms of the agreement include provisions for royalties to be paid to the Company in the event of the aforementioned television show being broadcast. The underlying royalty payment schedule includes a 20% increase in each of the four years that are included under this agreement. No royalties have been earned or received under this agreement.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to the date of these financial statements, the Company purchased from a related party the software technology, intellectual property, and patents relating to the Trivia Bingo game. The Company issued 6,000,000 shares of common stock for the purchase of the property. The related party's basis in the software was $138,000. Therefore, the value of the transferred assets are the same as the original cost basis to the related party, or $138,000.

Board of Directors and Stockholders
FirstBingo.com
Toronto, Ontario
Canada

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of FirstBingo.com (a development stage company and Nevada corporation) as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstBingo.com (a development stage company) as of December 31. 2002 and 2001, and the results of its operations, stockholders equity (deficit) and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been in the development stage since its inception on March 30, 1990, has negative working capital, and little revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

April 8, 2003

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS

	December 31,	December 31,
ASSETS	2002	2001
CURRENT ASSETS
Cash	$24	$2,410
Accounts receivable	-	2,510
TOTAL CURRENT ASSETS	24	4,920
PROPERTY AND EQUIPMENT
Website and software license, net of accumulated amortization	144,089	1,535,256
TOTAL PROPERTY AND EQUIPMENT	144,089	1,535,256
TOTAL ASSETS	$144,113	$1,540,176
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$76,060	$34,969
Accounts payable - related party	47,108	44,047
Advance from shareholder	7,600	7,600
Accrued interest	15,245	104,567
Accrued salaries	350,000	-
Note payable - related party	99,251	614,366
Note payable	31,985	-
TOTAL CURRENT LIABILITIES	627,249	805,549
COMMITMENTS AND CONTINGENCIES	2,400	-
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 50,000,000 shares authorized, $.001 par value; 1,899,625 and 910,531 shares issued and outstanding, respectively	1,900	911
Additional paid-in capital	15,665,994	14,548,789
Stock options	-	41,600
Accumulated deficit during development stage	(16,153,430)	(13,856,673)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(485,536)	734,627
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$144,113	$1,540,176

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF OPERATIONS
	Year Ended December 31,		Period From March 30, 1990 (Inception) to December 31,
	2002	2001	2002
REVENUES	$-	$10,000	$10,000
COST OF REVENUES	-	-	-
GROSS PROFIT	-	10,000	10,000
EXPENSES
Amortization	116,168	170,584	286,752
Consulting fees	-	5,840	4,013,137
Directors' fees	-	41,600	1,252,600
Officers' salaries	550,000	-	550,000
Salaries - sales and office	-	40,725	40,725
Marketing and public relations	54,093	83,370	8,041,401
Legal and professional fees	78,845	27,694	149,421
Travel and entertainment	4,050	24,819	41,348
Office and administration	22,611	17,691	49,158
Software and internet services	180,745	31,256	233,268
Trade show expenses	-	37,492	37,492
Trivia bingo development	-	22,274	22,274
Pilot development	-	13,375	51,042
Loss on impairment of software	1,275,000	-	1,275,000
TOTAL OPERATING EXPENSES	2,281,512	516,720	16,043,618
LOSS FROM OPERATIONS	(2,281,512)	(506,720)	(16,033,618)
OTHER INCOME (EXPENSES)
Interest expense	(15,245)	(67,617)	(119,812)
TOTAL OTHER INCOME (EXPENSES)	(15,245)	(67,617)	(119,812)
LOSS BEFORE INCOME TAXES	(2,296,757)	(574,337)	(16,153,430)
INCOME TAXES	-	-	-
NET LOSS	$(2,296,757)	$(574,337)	$(16,153,430)
NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$(1.31)	$(0.63)
WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	1,757,127	907,624

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
	Common Stock		Additional Paid-in Capital	Stock Options	Deficit Accumulated During Development Stage	Stockholders' Equity (Deficit)
	Number of Shares	Amount
Initial issuance of common stock in
April 1990 for cash	419,520	$420	$2,080	$-	$-	$2,500
Cumulative net loss for the years ended
December 31, 1990 through December 31, 1996	-	-	-	-	(3,200)	(3,200)
Balance, December 31, 1996	419,520	420	2,080	-	(3,200)	(700)
Net loss for year ending, December 31, 1997	-	-	-	-	(1,050)	(1,050)
Balance, December 31, 1997	419,520	420	2,080	-	(4,250)	(1,750)
Net loss for year ending, December 31, 1998	-	-	-	-	(1,275)	(1,275)
Balance, December 31, 1998	419,520	420	2,080	-	(5,525)	(3,025)
Net loss for year ending December 31, 1999	-	-	-	-	(1,575)	(1,575)
Balance, December 31, 1999	419,520	420	2,080	-	(7,100)	(4,600)
Issuance of common stock for services
at an average of $53.23 per share	244,000	244	12,979,456	-	-	12,979,700
Options issued for consulting fees	-	-	-	15,000	-	15,000
Issuance of common stock for
acquisition of Lucky Port Limited at an average of $12.50 per share	240,000	240	1,499,760	-	-	1,500,000
Net loss for year ending December 31, 2000	-	-	-	-	(13,275,236)	(13,275,236)
Balance, December 31, 2000	903,520	904	14,481,296	15,000	(13,282,336)	1,214,864
Options granted for consulting fees	-	-	-	41,600	-	41,600
Options expired at December 31, 2001	-	-	15,000	(15,000)	-	-
Issuance of common stock for services
at an average of $7.50 per share	7,011	7	52,493	-	-	52,500
Net loss for the year ending December 31, 2001	-	-	-	-	(574,337)	(574,337)
Balance, December 31, 2001	910,531	911	14,548,789	41,600	(13,856,673)	734,627
Issuance of common stock for services at $1.00 per share	200,000	200	199,800	-	-	200,000
Issuance of common stock for accrued
interest and debt at $1.00 per share	719,094	719	718,375	-	-	719,094
Issuance of common stock for services
at $2.00 per share	35,000	35	69,965	-	-	70,000
Issuance of common stock for services
at $2.50 per share	35,000	35	87,465	-	-	87,500
Expiration of stock options	-	-	41,600	(41,600)	-	-
Net loss for the year ending December 31, 2002	-	-	-	-	(2,296,757)	(2,296,757)
Balance, December 31, 2002	1,899,625	$1,900	$15,665,994	$-	$(16,153,430)	$(485,536)

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF CASH FLOWS
	Year Ended December 31,		Period From March 30, 1990 (Inception) to December 31,
	2002	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,296,757)	$(574,337)	$(16,153,430)
Adjustments to reconcile net loss
to net cash used by operating activities:
Amortization	116,168	170,585	286,753
Loss on impairment of software	1,275,000	-	1,275,000
Services paid by issuance of common stock	357,500	52,500	13,389,700
Services paid by issuance of common stock options	-	41,600	56,600
Accrued interest paid by issuance of common stock	104,727	-	104,727
Decrease in accounts receivable	2,510	(2,510)	-
Increase (decrease) in:
Advances from shareholders	-	-	7,600
Accrued interest	(89,322)	67,617	15,245
Accounts payable	41,091	(3,214)	76,060
Accounts payable, related party	3,061	44,047	47,108
Refund payable	2,400	-	2,400
Accrued salaries	350,000	-	350,000
Net cash used in operating activities	(133,622)	(203,712)	(542,237)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of software	-	-	(205,841)
Net cash used in investing activities	-	-	(205,841)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related party	99,251	203,814	713,617
Proceeds from notes payable - convertible debenture	31,985	-	31,985
Issuance of stock for cash	-	-	2,500
Net cash provided by financing activities	131,236	203,814	748,102
Net increase (decrease) in cash	(2,386)	102	24
Cash, beginning of period	2,410	2,308	-
Cash, end of period	$24	$2,410	$24
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest and income taxes:
Interest expense	$-	$-	$-
Income taxes	$-	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Services paid by issuance of stock	$357,500	$52,500	$13,389,900
Services paid by issuance of stock options	$-	$41,600	$56,600
Stock issued for computer software	$-	$-	$1,500,000
Stock issued for debt	$614,366	$-	$614,366
Stock issued for accrued interest	$104,727	$-	$104,727
Loss on impairment of software	$1,275,000	$-	$1,275,000

The accompanying notes are an integral part of these financial statements.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

FirstBingo.com, formerly Vista Medical Terrace, Inc. (hereinafter "the Company"), was incorporated in March 1990 under the laws of the State of Nevada for any lawful business. The name change to FirstBingo.com was effective on May 25, 1999 to reflect the Company's change in primary focus to the offering of interactive online internet entertainment and game playing. As part of the acquisition of software in 1999, the Company acquired a non-operating wholly owned subsidiary, Lucky Port Limited, a British Virgin Islands corporation. See Note 4.

The Company is in the development stage and as of December 31, 2002 had not realized any significant revenues from its planned operations. The Company's year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of FirstBingo.com is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the of the preparation of the financial statements.

Development Stage Activities

The Company has been in the development stage since its formation on March 30, 1990. It is primarily engaged in internet entertainment and the business of gaming. During 2001, the Company received an initial payment on its licensing agreement, but this was not sufficient for recognition as an operating company. (See Note 8.)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $2,296,757 for the year ended December 31, 2002. The future of the Company is dependent upon future profitable operations from the commercial success or licensing of its trivia bingo in the form of the final production of an internet game, television game show and or stand alone video game. The Company is currently putting technology in place which will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. For the twelve-month period subsequent to December 31, 2002, the Company anticipates that its minimum cash requirements to continue as a going concern will be less than $225,000. The anticipated source of funds is the issuance for cash of additional equity instruments. In addition, management is actively seeking outside parties for the licensing of its trivia bingo game. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Management

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern (continued)

has established plans to seek new capital from new equity securities issuances that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. At this time, the financial statements and the notes thereto, are not considered consolidated since the Company's only subsidiary is non-operating and dormant, containing no material assets or liabilities.

Accounting Method

The Company uses the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as inclusion of common stock equivalents would be anti-dilutive.

Cash and Cash Equivalents

For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2002, the Company had net deferred tax assets of approximately $980,000 principally arising from net operating loss carryforwards for income tax purposes, calculated at an expected tax rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2002.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes (continued)

At December 31, 2002, the Company has net operating loss carryforwards of approximately $2,900,000, which expire in the years 2020 through 2022. This includes $200,000 of losses for stock issued in 2002 for directors' salaries which had been previously classified as nondeductible service payments. The Company has recognized approximately $13,200,000 of losses for the issuance of common stock for services which were not deductible for tax purposes and are not included in the above calculation of deferred tax assets.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Impaired Asset Policy

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No.144 replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. During the year ended December 31, 2002, the Company determined that its software was impaired. See Note 3.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (hereinafter "SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (continued)

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (hereinafter "SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective for activities after December 31, 2002. There has been no impact on the Company's financial position or results of operations from adopting SFAS No. 146.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 44, 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (hereinafter "SFAS No. 145"), which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded. As a result, FASB No. 64, which amended FASB No. 4, was rescinded, as it was no longer necessary. FASB No. 44, "Accounting for Intangible Assets of Motor Carriers", established the accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Since the transition has been completed, FASB No. 44 is no longer necessary and has been rescinded. SFAS No. 145 amended FASB No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAS No. 145 which did not have a material effect on the financial statements of the Company at December 31, 2002.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS No. 144 which did not impact the financial statements of the Company at December 31, 2002, apart from the asset impairment loss described in Note 3.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (hereinafter "SFAS No. 143"). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted SFAS No. 143, which did not affect the financial statements of the Company at December 31, 2002.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (hereinafter "SFAS No. 141") and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (hereinafter "SFAS No. 142"). SFAS No. 141 provides for the elimination of the pooling-of-interest method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. On December 31, 2001, the Company adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 is expected to result in no change to the Company's results of operations, as the Company does not have assets with indeterminate lives.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of indebtedness of Others". FIN 45 expands the disclosure requirements to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Certain guarantees, including (i) an original lessee's guarantee of the lease payments when the lessee remains secondarily liable in conjunction with being relieved from being the primary obligor and (ii) a parent's guarantee of a subsidiary's debt to a third party, and a subsidiary's guarantee of debt owed to a third party by either its parent or another subsidiary of that parent, are excluded from the provisions related to liability recognition. These guarantees, however, are subject to the disclosure requirements of the interpretation. The liability recognition provisions of FIN 45 are applicable to guarantees issued after December 31, 2002. The disclosure requirements of the interpretation are effective for financial statements of interim and annual periods ending after December 15, 2002. The Company does not anticipate issuing any guarantees which would be required to be recognized as a liability under the provisions of FIN 45 and thus does not expect the adoption of this interpretation to have a material impact on its results of operations or financial position. The Company has adopted the disclosure requirements of FIN 45 effective for fiscal year ended December 31, 2002.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - INTANGIBLE ASSETS

In past years, the Company capitalized $205,841, which is the contractual cost of the website and software license purchased from an independent supplier, and $1,500,000, which is the value of software acquired in exchange for stock. (See Note 4.) No portion of this software- acquired during the year ended December 31, 2000 - was internally developed and, accordingly, there were no internal costs associated with this software which were charged to research and development. Consistent with SOP 98-1, the costs of the website and related software license - which was purchased solely for internal use and will not be marketed externally - have been capitalized and will be amortized over five years.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 3 - INTANGIBLE ASSETS (continued)

During the year ended December 31, 2002, the Company determined that the majority of its software was substantially impaired due to the fact that it would no longer be used in any aspect of the Company's operations as described in Note 1. The analysis performed by the Company included a review by management of the direction the Company would be taking in the future. This analysis determined that the software which was placed in service in 2001 and was being amortized by the Company was no longer being used in the Company's operations. Therefore, the software was deemed to be fully impaired and the impairment was charged to operations, resulting in a loss on impaired assets of $1,275,000.

During the year ended December 31, 2002 the website and software license amortization expense was $116,168.

NOTE 4 - COMMON STOCK

Upon incorporation, the Company issued 419,520 shares of common stock for $2,500. During the years ending December 31, 1990 through December 31, 1996, the Company was dormant and had minimal activity, resulting in a combined net loss of $3,200. There were no additional stock transactions during this period. In 1997, the Company's board of directors authorized a 92-for-1 forward stock split, which increased the number of issued and outstanding shares to 5,244,000. In 1999, the Company authorized a 2-for-1 forward split, which increased the number of issued and outstanding shares to 10,488,000. All financial statement information herein has been changed to reflect these stock splits.

During 2000, the Company issued 244,000 shares for services which were valued at the fair market value of the shares at the date of issuance. Under a 1999 agreement, the Company acquired Lucky Port Ltd, a British Virgin Islands corporation, whose sole asset was computer software. This agreement required the Company to issue 240,000 shares of its common stock. This stock was issued during the year ended December 31, 2000. Valuation of these shares was determined based upon the value of the shares at the original signing date of the agreement.

During the year ended December 31, 2001, the Company issued 7,011 shares for services which were valued at the fair market value of the shares at the dated granted. On December 31, 2001, the Company's board of directors authorized a 1-for-25 reverse stock split of the Company's $0.001 par value common stock. All references in the accompanying financial statements and notes, to the number of common shares and per share amounts, have been restated to reflect all changes in the Company's capital stock, including stock splits and reverse stock splits.

During the year ended December 31, 2002, the Company issued 200,000 shares to two of its directors for salaries and bonuses which were valued at $1.00 per share, the fair market value of the shares at the date of issue. In addition, the Company issued 719,094 shares of stock in lieu of a note payable to a related party. See Note 5.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 4 - COMMON STOCK (continued)

Also during the year ended December 31, 2002 the Company issued a total of 70,000 shares of stock to two outside parties for technical services on the Company's website and online Trivia BingoJ game. 35,000 shares were valued at $2.00 per share and 35,000 shares were issued at $2.50 per share, the fair market value of the shares on the dates the contracts were signed.

The Company records all noncash stock transactions at the fair market value of the shares on the dates the shares are granted. This value is derived from the market activity of the stock on the date of the transactions. The market activity is exclusively unrelated third party activity.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain consultants who received common stock options under the Company's non-qualified stock option plan are the Company's directors and stockholders. The Company also received uncollateralized advances from a related party to pay certain expenses. These advances bear no interest and are reflected in the financial statements as advances from shareholder. All options granted have expired effective December 31, 2002.

The Company received funds from a related party in the form of an unsecured loan. This credit facility is a drawdown loan, with a maximum loan limit of $750,000. Interest is payable at 12% per annum, based upon the principal outstanding, and is due when the loan is called. In January 2002, the balance of the note was converted into 719,094 shares of stock, which approximates the value of the note and accrued interest at December 31, 2001. The shares were issued at a price of $1.00 per share, the fair market value of the shares on the date the shares were granted. As of December 31, 2002, the Company has received an additional $99,251 from this related party, and interest of $10,447 has been accrued and expensed.

In addition, the Company's president has from time to time paid various expenses on behalf of the Company that the Company plans to reimburse at such time as it is able. These expenses total approximately $38,300 at December 31, 2002

NOTE 6 - CONVERTIBLE DEBT

During the year ended December 31, 2002, the Company sold in a private placement to accredited investors a convertible pay-in-kind note due October 2, 2002, in the principal amount of $31,985 in cash. The convertible note bears interest at the rate of 15% or $4,797 and is payable at the due date of the loan in cash or common stock.

This debt is convertible into shares of Company common stock at a conversion price equal to $1.00 Canadian ($0.65 USD) per share. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 6 - CONVERTIBLE DEBT (continued)

Subsequent to the date of these financial statements, the Company converted the debt into shares of common stock. See Note 9.

NOTE 7 - STOCK OPTIONS

During the year ended December 31, 2000, the Company's board of directors granted options to acquire 1,000,000 common stock shares for prices ranging from $7.00 to $13.00 per share to consultants for marketing and public relations services. After the reverse stock split in 2001, there were 40,000 options outstanding with prices ranging from $175.00 to $325.00 per share.

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 30 percent, and the expected life of the options is one year. Accordingly, $15,000 was recorded in the accompanying financial statements in the year ended December 31, 2000. During the year ended December 31, 2001, these options expired.

During the year ended December 31, 2001, the board of directors granted options to acquire 12,400 shares of stock, including 400 shares that were granted in lieu of the forfeiting of 20,000 options granted in 2000 for prices ranging from $12.50 to $75.00 per share to officers and directors of the Company for their services.

The fair value of each option granted was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made to estimate fair value: the risk-free interest rate is 5%, volatility is 166 percent, and the expected life of the options is one year. Accordingly, $41,600 was recorded in the accompanying financial statements in 2001.

During the year ended December 31, 2002, the stock options expired and no new options were granted.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 7 - STOCK OPTIONS (continued)

The following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at January 1, 2001	40,000	$250.00
Granted	12,400	60.89
Exercised	-	-
Forfeited	(44,400)	232.09
Outstanding at December 31, 2000	8,000	$60.89
Options Exercisable at December 31, 2001	8,000	$60.89
Outstanding at January 1, 2002	8,000	$60.89
Granted	-	-
Exercised	-	-
Forfeited	8,000	60.89
Outstanding at December 31, 2002	-	$-
Options Exercisable at December 31, 2002	-	$-
Fair Market Value Per Share of Options Granted, at December 31, 2002		$-

NOTE 8 - LICENSE AGREEMENT

On April 3, 2001, the Company entered into a licensing agreement with Tesauro S.A. ("Tesauro"), a corporation located in Spain, for use in producing and distributing the Trivia Bingo Game in a television game show format.

Upon execution of the agreement, Tesauro agreed to pay to the Company a non-refundable fee of $10,000, plus any taxes eligible. A payment of $1,200 was due upon execution of the agreement, and thereafter eleven monthly payments of $800 are payable on the first day of each month. (As of December 31, 2002, the Company has received the entire $10,000 fee.)

Additional terms of the agreement include provisions for royalties to be paid to the Company in the event of the television show being broadcast. The underlying royalty payment schedule includes a 20% increase in each of the four years that are included under this agreement. No royalties have been earned or received under this agreement.

FIRSTBINGO.COM
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2002

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to the date of these financial statements, the Company converted its convertible debenture and accrued interest into 57,500 shares of stock, with a value of $0.65 per share. See Note 6.

Also subsequent to the date of the financial statements, the Company sold in a private placement to accredited investors a convertible pay-in-kind note due June 23, 2003, in the principal amount of $37,258 in cash. The convertible note bears interest at the rate of 15% or $5,081 and is payable at the due date of the loan in cash or common stock.

This debt is convertible into shares of Company common stock at a conversion price equal to $1.00 Canadian ($0.68 USD) per share. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VII of the our Bylaws, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making our responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	2,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	50,000.00
Blue Sky Fees/Expenses	5,000.00
Transfer Agent Fees	2,000.00
Miscellaneous Expenses	900.00
TOTAL	$70,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Richard L. Wachter Times Square, Provo BWI, P.O. Box 663 Turks and Caicos Island	12/31/01	100,000	Services rendered at a value of $100,000

Thomas M. Sheppard 488 Huron Street Toronto, Ontario Canada M5R 2R3	12/31/01	100,000	Services rendered at a value of $100,000

Ampang Investments Ltd Cable Beach Courts #1, West Bay Street P.O. Box CB-11728 Nassau, Bahamas	01/02/02	719,094	Cancellation of debenture in the amount of $719,094

Ampang Investments Ltd Cable Beach Courts #1, West Bay Street P.O. Box CB-11728 Nassau, Bahamas	07/15/03	6,000,000	Software technology and patents valued at $138,000

We issued the foregoing restricted shares of common stock pursuant to Section 4(2) of the Securities Act of 1933. The purchasers were sophisticated investors or were our officers and directors, and where in possession of all material information relating to us. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-31289 on August 8, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
3.3	Amended Articles of Incorporation - May 26, 1999
3.4	Amended Articles of Incorporation - March 26, 1999
3.5	Amended Articles of Incorporation - October 28, 1996
3.6	Amended Articles of Incorporation - September 14, 1990
4.1	Specimen Stock Certificate

The following Exhibits are incorporated herein by reference from the Registrant's Form 10-KSB Annual Report filed with the Securities and Exchange Commission, SEC file #000-31289 on April 12, 2001. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
10.1	Debenture
10.2	Stock Purchase Agreement

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-86466 on April 18, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
10.3	Release and Reconveyance.
10.4	Demand Debenture.
10.5	License with Tesauro S.A.
99.1	Subscription Agreement.

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
15.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.1	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on this 22th of August, 2003.

FIRSTBINGO.COM

BY:	/s/ Richard L. Wachter Richard L. Wachter, President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard L. Wachter, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard L. Wachter Richard L. Wachter	President, Chief Financial Officer, and a member of the Board of Directors	August 22, 2003
/s/ Thomas M. Sheppard Thomas M. Sheppard	Secretary, Chief Executive Officer and a member of the Board of Directors	August 22, 2003